Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes Reports Second Quarter 2006 Sales and Closings

DUBLIN, Ohio - July 7, 2006 - Dominion Homes, Inc. (NASDAQ: DHOM) reports home sales, deliveries and backlog for the three months ended June 30, 2006.

During the second quarter of 2006 the Company sold 356 homes, with a sales value of $66.2 million, compared to second quarter 2005 sales of 655 homes, with a sales value of $123.1 million. Second quarter 2005 sales results include the sale and closing of 20 model homes, with a sales value of $3.2 million, which the company leased back for use as sales models. There were no model home sale/lease backs during the second quarter of 2006.

The Company delivered 398 homes during the three months ended June 30, 2006 compared to 548 homes delivered during the same period a year ago. The Company’s backlog at June 30, 2006 was 548 sales contracts, with a sales value of $109.5 million, compared to 887 sales contracts, with a sales value of $177.1 million, at June 30, 2005.

The decline in home sales, deliveries and backlog reflect the difficult home sales conditions in the Company’s markets.

The Company will announce its financial results for the second quarter of 2006 after the close of business on August 3, 2006 and will host an analyst conference call at 10:00 a.m. Eastern Time on August 4, 2006 to discuss these results and other developments in the business. The analyst conference call will be webcast simultaneously in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning on August 5, 2006 and continuing for approximately 60 days. Interested parties may listen in by accessing the Company’s website and selecting “Investors.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in federal lending programs, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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